Exhibit 99.2

For Immediate Release

Contact:

Joe Shiffler

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Steve Sharp Elected Non-Executive Chairman of Power Integrations

Board of Directors

SAN JOSE, Calif. – May 8, 2006 – Power Integrations (Nasdaq: POWI) today announced that Steven J. Sharp has been elected non-executive chairman of the company’s board of directors, succeeding Howard Earhart. Mr. Earhart, the company’s chief executive officer from 1995 until 2002, served as non-executive chairman from 2002 until his resignation last week.

Mr. Sharp has served as a director of Power Integrations since the company’s inception in 1988, and is also a member of the board’s nominating and corporate governance committee. From 1991 until 2002 Mr. Sharp was chairman and CEO of TriQuint Semiconductor, a manufacturer of electronic components for the communications industry. He currently serves as non-executive chairman of TriQuint. In addition, he is vice chair of the Oregon chapter of the American Electronics Association, and heads a private foundation that funds research to find the causes of ADD (attention deficit disorder).

Mr. Sharp is a 45-year veteran of the semiconductor industry and has served in director/officer roles in the formative years of Power Integrations, TriQuint, Megatest (now Teradyne), Crystal Semiconductor (now Cirrus Logic), Silicon Architects (now Synopsys) and Volterra. He qualifies as an independent director of Power Integrations according to Nasdaq and SEC rules.

“I am proud to take on the role of non-executive chairman of Power Integrations,” said Mr. Sharp. “I believe that Power Integrations has an extremely bright future as the leader in high-voltage power conversion technology, and I look forward to working with CEO Balu Balakrishnan as he and his management team continue to execute their growth strategy.”

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the company’s future that involve risk and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review by the

–more–

special committee of matters relating to the company’s stock option grants including, but not limited to, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the inability of the company to file reports with the Securities and Exchange Commission; risks associated with the company’s inability to meet Nasdaq requirements for continued listing, including possible delisting; and risks of litigation related to the company’s stock option grants or any restatement of the financial statements of the company. Additional risk factors associated with the company’s business are explained in the company’s annual report on Form 10-K, filed with the SEC on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.5 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

# # #

–more–